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                                                                   EXHIBIT 99.2

Arthur C. Darrow
President and                                               (213) 683-1560 (ph)
Chief Executive Officer                                     (213) 628-0015 (fax)


                                 DAMES & MOORE, INC.
                            911 Wilshire Blvd., Suite 700
                                Los Angeles, CA  90017

                                    March 28, 1997



To Our Stockholders:

          On March 14, 1997, the Board of Directors of Dames & Moore, Inc. ("Dames & Moore" or the "Company") adopted a Rights Plan (the "Plan") that is intended to protect your interests in the event you and the Company are confronted with coercive takeover tactics.

          The Plan provides for a dividend distribution to all stockholders of record on March 28, 1997, of Rights to purchase shares of a newly created series of the Company's Preferred Stock. Under certain circumstances, the Rights could become exercisable to purchase Company's Common Stock, or securities of an acquiring entity, at one-half market value. The Rights may be exercised only if certain events occur. As a holder of Dames & Moore Common Stock, you are now the owner of one Right for each share of the Company's Common Stock you own. Attached is a summary description that outlines the principal features of the Plan, and I urge you to read the summary carefully.

          NO ACTION BY STOCKHOLDERS IS REQUIRED OR PERMITTED AT THIS TIME, AND NO MONEY SHOULD BE SENT TO DAMES & MOORE. THE RIGHTS WILL AUTOMATICALLY ATTACH TO THE SHARES OF COMMON STOCK YOU HOLD AND WILL TRADE WITH THEM. SEPARATE RIGHT CERTIFICATES WILL BE SENT TO STOCKHOLDERS ONLY IF A PERSON OR GROUP ACQUIRES 15% OR MORE OF DAMES & MOORE OUTSTANDING COMMON STOCK OR MAKES A TENDER OFFER FOR 15% OR MORE OF THE COMMON STOCK. DAMES & MOORE COMMON STOCK CERTIFICATES ISSUED AFTER MARCH 28, 1997 WILL CONTAIN A REFERENCE TO THE RIGHTS PLAN, BUT THERE IS NO NEED TO SEND IN YOUR CERTIFICATES TO HAVE THIS REFERENCE ADDED.

          The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all Dames & Moore stockholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Company, including through an accumulation of stock in the open market, and to guard against partial, two-tier or inadequate tender offers and other abusive takeover tactics which the Board of Directors believes are not in the best interests of stockholders. These tactics can unfairly pressure stockholders and deprive them of the full value of their Common Stock. The Board considers these Rights to be a valuable means of protecting both your right to retain your equity investment in Dames & Moore and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.


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Letter to Stockholders
March 28, 1997
Page 2

          The Rights are not intended to prevent a takeover of Dames & Moore and will not do so. They are designed to deal with the possibility of unilateral actions by hostile acquirors that could deprive the Board of Directors and stockholders of Dames & Moore of their ability to determine the Company's destiny and obtain the highest price for their Common Stock.

          Adoption of the Plan should not by itself affect any prospective acquiror who is willing to make an all-cash offer at a full and fair price or who is willing to negotiate with the Company's Board of Directors, nor will it interfere with a merger or other business combination transaction approved by the Board of Directors.

          The issuance of the Rights has no dilutive effect, will not affect reported earnings per share and is not taxable to the Company or to you. Stockholders may, under certain circumstances, recognize taxable income if the Rights become exercisable.

          Our overriding objective is to continue building value for Dames & Moore's stockholders, and we feel that the Plan will assist in that effort.


                                        Sincerely,




                                        Arthur C. Darrow
                                        President & Chief Executive Officer